[LETTERHEAD OF ARKANSAS WESTERN GAS COMPANY]

September 16, 2005

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Ladies and Gentlemen:

I am General Counsel of Arkansas Western Gas Company, a subsidiary of Southwestern Energy Company (“Southwestern”), an Arkansas corporation, and as such have acted as the Company’s advisor in connection with the Registration Statement on Form S-3, Registration No. 333-126884 (the “Registration Statement”), filed on July 26, 2005 with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended, and the proposed sale pursuant to a prospectus supplement dated September 14, 2005 to prospectus dated September 1, 2005 of shares of the Company’s common stock (the “Common Shares”).

In arriving at the opinions expressed below, I have examined and relied on the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of Southwestern and such other instruments and other certificates of public officials, officers and representatives of Southwestern and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, I have assumed and not verified that signatures on all documents which I have examined are genuine.

Based upon the foregoing and subject to the further assumptions and qualifications set forth below, I am of the opinion that the Common Shares have been duly authorized by all necessary corporate action of Southwestern, and upon issuance in accordance with the terms of the underwriting agreement dated September 14, 2005 will be validly issued, fully paid and nonassessable.

                In rendering this opinion, I express no opinion other than as to the laws of the State of Arkansas.

Cleary Gottlieb Steen & Hamilton LLP, p.2

                I hereby consent to the filing of this opinion with the SEC and the reference to me under the heading “Legal Matters” in the Registration Statement and in the Prospectus which forms a part of the Registration Statement and any supplement or supplements to such Prospectus. As of September 16, 2005, I beneficially owned approximately 54,040 shares of the Company’s common stock and options to purchase approximately 53,224 shares of common stock. By giving such consent, I do not admit that I am an expert with respect to any part of the Registration Statement, including this opinion as an exhibit, or otherwise, within the meaning of the term “Expert” as used in the Rules and Regulations of the SEC.

Very truly yours,

/s/ Jeffrey L. Dangeau

Jeffrey L. Dangeau

General Counsel

Arkansas Western Gas Company